UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

REDWOOD MORTGAGE INVESTORS VIII, L.P., a California Limited Partnership

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

In connection with the proposed dissolution and Plan of Dissolution of Redwood Mortgage Investors VIII, L.P. (“RMI VIII”), RMI VIII has prepared the following Questions & Answers to be used in communications with limited partners of RMI VIII:

QUESTIONS & ANSWERS

Proposed Dissolution and Plan of Dissolution for Redwood Mortgage Investors VIII, L.P.

Why dissolve RMI VIII now, rather than on the scheduled dissolution date (December 31, 2032)?

Continuing high levels of capital withdrawals by the Limited Partners have resulted in a declining capital base. The partnership’s declining capital and resulting lower loan balances and interest income, coupled with significant fixed operating expenses has had – and will continue to have – an increasingly detrimental impact on the partnership’s cash flow, net income and financial condition. If the partnership continues to operate through its scheduled termination date (December 31, 2032), the General Partners expect the partnership will experience declining net income and possibly losses.

As of March 31, 2023, Limited Partners’ capital – end of period of approximately $55.1 million was a reduction of approximately $2.5 million (4.3%) compared to the December 31, 2022, Limited Partners’ capital – end of period of approximately $57.6 million. This was primarily due to Limited Partner capital withdrawals, partially offset by net income retained in the capital accounts of partners not electing periodic distributions of net income. Scheduled liquidations as of March 31, 2023 were approximately $12.5 million ($13.9 million at December 31, 2022).

Why could RMI VIII suffer possible losses if the partnership were to continue and not dissolve?

The partnership’s shrinking capital base and resultant lower loan balances and interest income, coupled with a significant percentage of substantially fixed expenses is having an increasingly detrimental impact on the ability of the partnership to generate profits, even with the partnership’s strong credit performance and cost controls. If withdrawal continues at their current level, the General Partners expect the partnership will experience continued declining net income and possibly losses.

Expenses of the partnership related to its annual (and other periodic) regulatory, tax and SEC reports and its ongoing compliance with Sarbanes-Oxley and other federal and state laws represent a significant portion of the partnership’s total expenses. These compliance expenses are largely fixed cost and do not lessen based upon a smaller capital base or lower revenue and/or income earned by the partnership. In fact, these costs have increased over the years as a result of additional, and often more complicated, requirements and because of fee and wage inflation. As a result, the partnership’s net income is under downward pressure.

How will dissolving RMI VIII now be advantageous?

As described in the Consent Solicitation Statement, by dissolving RMI VIII now, the General Partners can commence winding-down the partnership by liquidating its assets and distributing the liquidation proceeds (i.e., interest and principal received on loans and the proceeds of the sale of loans or REO properties) to all Limited Partners pro rata over a wind-down period which is expected to take approximately 12-18 months. RMI VIII believes this has several advantages:

•	Liquidation distributions to Limited Partners would allow Limited Partners to reinvest those funds in higher yielding investments available in the current interest rate environment.

•

Liquidating partnership assets now allows Limited Partners to realize the current value of their investment (net of the to-be-paid Dissolution Fee) and avoid the risk of a prolonged period of declining income and potential exposure to losses due to the run-off of capital over the remaining term.

•

Terminating early capital withdrawal to some Limited Partners in favor of pro rata liquidation distributions to all Limited Partners avoids disparate treatment of Limited Partners electing to withdraw at a time of declining capital and reduced partnership performance.

What will happen if the dissolution plan is not approved?

If the dissolution plan is not approved, RMI VIII will continue to operate through its scheduled dissolution date of December 31, 2032. If the current level of withdrawal requests is maintained, it is expected that the capital base of the partnership will continue to contract which will adversely affect the ability of the partnership to earn income, thereby reducing the yields payable to the Limited Partners. Declining yields will likely create an even greater incentive for Limited Partners to request withdrawals, further restricting partnership performance and ultimately resulting in possible losses to the partnership and the Limited Partners.

If the dissolution proposal is not approved, Limited Partners seeking to withdraw from RMI VIII during the remaining term will be subject to the withdrawal restrictions in the Partnership Agreement. These include:

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Withdrawal of a Limited Partner’s capital account may be limited to distributions equal to 5.0% of the Limited Partner’s capital account balance made over 20 quarterly installments (i.e., 5 years) or longer unless the Limited Partner elects to pay a 10% early withdrawal penalty (the “Accelerated Withdrawal Fee”) to have the capital account distributed in four equal quarterly installments;

•	Total withdrawals made in any calendar year shall be limited to 20% of the total Limited Partners’ capital account balances at the beginning of such year; and

•

All withdrawal distributions are subject to the availability of sufficient cash flow generated in the ordinary course of the partnership’s business, and the partnership is not required to liquidate outstanding loans prior to their maturity dates for the purposes of meeting the withdrawal requests of Limited Partners.

If the partnership is not dissolved, the capital of all Limited Partners will be subject to the diminishing performance of, and losses incurred by, the partnership. For non-withdrawing Limited Partners this exposure will last through the scheduled dissolution date of December 31, 2032, and a wind-up period of up to five years thereafter. For withdrawing Limited Partners their invested capital will remain at risk for at least the five-year limitation period, and perhaps longer, unless the Limited Partner elects to pay the Accelerated Withdrawal Fee in lieu of receiving capital withdrawals in 20 installments in accordance with the Partnership Agreement.

If the General Partners find it necessary to terminate capital withdrawals entirely, both withdrawing Limited Partners and non-withdrawing Limited Partners may be at risk to partnership losses through the December 31, 2032 scheduled dissolution date and up to an additional five-year wind-up period commencing on the dissolution date.

Why does the proposed dissolution plan include a dissolution fee of 7.0%?

The dissolution plan calls for the payment of a dissolution fee of 7% based upon the outstanding Limited Partners’ capital to be redeemed at each quarter end. The dissolution fee represents the General Partners’ good faith estimate of the amount needed for sooner-than-scheduled repayment of the formation loan and restoration of the General Partners’ capital deficit, which resulted from losses incurred in by the partnership during the financial crisis of 2009 and 2010 and the follow-on Great Recession.

The partnership was formed to provide investors income generated from high yielding real estate loans. The General Partners were to receive ongoing fees for the administration of the partnership assets and for their efforts in selecting and finding loans. Commissions for sales of limited partnership units paid to broker-dealers (“B/D sales commissions”) were paid by RMC and were not paid directly by the partnership out of offering proceeds. Instead, the partnership “advanced” to RMC amounts sufficient to pay these B/D sales commissions and premiums paid to partners in connection with unsolicited orders of up to 7.0% of offering proceeds. The receivable arising from these advances is unsecured and non-interest bearing and is referred to as the “formation loan.” RMC’s payments on the formation loan are funded by the origination fees RMC earns on mortgage loans made by the partnership, Accelerated Withdrawal Fees collected from withdrawing Limited Partners and other fees payable to RMC by the partnership. To date, RMC has paid approximately $19.6 million of the original $22.6 million formation loan obligation and is scheduled to pay the approximately $3 million remaining balance in annual installments calculated to result in full repayment of the formation loan by December 31, 2026.

The 7.0% Dissolution Fee payable in connection with the proposed dissolution is therefore designed to provide RMC a substitute source of funds that compensates the General Partners for a portion of the fees that it would otherwise receive over the remainder of the partnership’s term necessary to repay the formation loan balance. Dissolution fee amounts received by RMC in excess of these remittances back to the partnership will be commingled with RMC’s corporate cash and available for general corporate purposes.

If the dissolution plan is approved how and when will my invested capital be returned?

If the dissolution plan is approved, the General Partners will enter into the Plan of Dissolution within 15 days of the end of the consent solicitation and commence the wind-up process in accordance with the Plan of Dissolution. This means that the partnership will stop making new loans and the General Partner will liquidate the partnership’s assets as promptly as is consistent with obtaining the current fair value thereof. For loans, this means either selling them to third parties or to either or both General Partners or their affiliates, subject to the limitations set forth in the Partnership Agreement, or by holding loans to maturity and collecting loan payments under the terms of each loan. In addition, all existing capital withdrawal requests will be terminated on the date of the Plan of Dissolution and those Limited Partners with existing withdrawal requests in place as of the date of the Plan of Dissolution will begin receiving distributions pro rata with all other Limited Partners rather than in accordance with the withdrawal distribution provisions of the Partnership Agreement.

Net funds received by the partnership during the “liquidation” period, after all partnership debts and current and anticipated costs, fees and expenses of the partnership have been paid or reserved for, and after deducting the dissolution fee, will be applied and distributed pro rata to Limited Partners in accordance with their applicable percentage interests.

The Partnership Agreement requires the General Partners to liquidate all partnership assets over a five (5) year period; however, based upon the payoff history of the partnership’s loan portfolio, the average age of the partnership’s performing and non-performing loans, the REO assets of the partnership, and the estimated amounts required to account for the partnership’s ongoing and anticipated costs, fees and expenses, including loss reserves, it is currently believed that the process of dissolving the partnership and distributing the proceeds from the liquidation of assets to all Limited Partners can be accomplished within approximately twelve (12) to eighteen (18) months. This is of course a good faith estimate, and the actual timeline may differ based upon market conditions.

If the dissolution proposal is not approved, the partnership will commence the five-year wind-down period on the scheduled dissolution date of December 31, 2032. For withdrawing Limited Partners, their invested capital will remain at risk for at least the five-year limitation period, and perhaps longer, unless the Limited Partner elects to pay the Accelerated Withdrawal Fee in lieu of receiving capital withdrawals in 20 installments in accordance with the Partnership Agreement. If the current level of capital withdrawal requests is maintained, RMI expects that the partnership will continue to contract in size, resulting in restricted cash flow which will adversely affect the ability of the partnership to earn income, thereby reducing the yields payable to the Limited Partners. Declining yields will likely create an even greater incentive for Limited Partners to request capital withdrawals, further restricting the partnership’s performance and ultimately resulting in possible losses to the partnership and the Limited Partners. If the partnership is not dissolved, the capital of all Limited Partners will be subject to the diminishing performance of, and losses incurred by, the partnership.

How do I submit my vote with respect to the Dissolution Plan?

A Limited Partner may vote by completing the consent card that accompanied the Consent Solicitation Statement and mailing the card to Morrow Sodali, the partnership’s consent solicitor, in the envelope provided.

Alternatively, Limited Partners may vote by email at http://www.proxyvoting.com/RMI or telephone at (888) 215-6726. You will need the control number contained on the consent card that accompanied the Consent Solicitation Statement in order to vote by email or by telephone. A “no” vote means the Limited Partner acknowledges and accepts the additional risks associated with operating the partnership through the December 31, 2032 term, and directs the General Partners to continue such operations as provided in the Partnership Agreement until that time.

What will happen if I don’t vote by the consent deadline?

Limited Partners that fail to vote by the consent deadline (as may be extended by the General Partners), will still be subject to the outcome of the vote. The dissolution of the partnership and Plan of Dissolution will be deemed approved if Limited Partners representing a majority of the percentage interests held by all Limited Partners as of June 1, 2023 vote for the dissolution and Plan of Dissolution. If the requisite number of votes for each proposal is not obtained, the proposals will fail and the partnership will continue operations through the scheduled dissolution date, notwithstanding the risks related to continued operations as discussed in the Consent Solicitation Statement.

The General Partners may, but are not obligated to, extend the consent deadline to ensure that the requisite number of votes are received.

Are there any adverse tax implications to dissolving the partnership now?

Tax matters are very complicated and are highly dependent on each holder’s own particular facts and circumstances. Please see the discussion of U.S. federal income tax consequences in RMI VIII’s Consent Solicitation Statement filed with the Securities and Exchange Commission on June 7, 2023. Each Limited Partner should consult with and rely only upon their own tax advisors for advice on the federal, state, local and other tax implications of the dissolution and liquidation of RMI VIII with specific reference to their own tax situation.

How can I get more information?

Information regarding the financial performance of RMI VIII, the formation loan and withdrawal restrictions set forth in the Partnership Agreement is available in the partnership’s quarterly and annual reports which can be accessed through the EDGAR system maintained by the Securities and Exchange Commission atwww.sec.com. We also urge you to contact your personal legal and tax advisor or investment professional prior to making your decision on how to vote on the dissolution proposal.

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Additional Information and Where to Find It

RMI VIII has filed with the Securities and Exchange Commission (“SEC”) a definitive consent solicitation statement on Schedule 14A, containing a consent card, with respect to its solicitation of votes for the proposed dissolution and Plan of Dissolution of RMI VIII. INVESTORS ARE URGED TO READ THE CONSENT SOLICITATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY RMI VIII AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE CONSENT SOLICITATION. Investors may obtain copies of these documents and other documents filed with the SEC by RMI VIII free of charge through the website maintained by the SEC at www.sec.gov. Copies of the consent solicitation statement and other documents filed by RMI VIII are also available free of charge at Redwood Mortgage Corp.’s website at http://redwoodmortgageinvestors.com under the Closed Offerings tab.

Participants

The general partners of RMI VIII, namely Michael R. Burwell and Redwood Mortgage Corp. and its directors, officers and employees, may be participants in the solicitation of votes with respect to the consent solicitation by RMI VIII. Information about the general partners’ direct or indirect interests, by security holdings or otherwise, is available in RMI VIII’s consent solicitation statement and any amendments or supplements thereto which is available free of charge at the SEC’s website at http://www.sec.gov.